JOHN HANCOCK FUNDS II

AMENDMENT TO AMENDED AND RESTATED ADVISORY AGREEMENT

                        AMENDMENT (the “Amendment”) made this 17th day of May, 2013, to the Amended and Restated Advisory Agreement dated September 26, 2008, between John Hancock Funds II, a Massachusetts business trust (the “Trust”) and John Hancock Investment Management Services, LLC, a Delaware limited liability company (“JHIMS” or the “Adviser”).  In consideration of the mutual covenants contained herein, the parties agree as follows:

1.         CHANGE IN APPENDIX A

Appendix A is amended to revise the advisory fee for Alternative Asset Allocation Fund.

2.         EFFECTIVE DATE

            The Amendment shall become effective on the later of (i) the date of its execution and (ii) approval of the by the Board of Trustees of the Trust.

John Hancock Funds II

By:  /s/ Hugh McHaffie

Name:  Hugh McHaffie

Title:     President

John Hancock Investment Management Services, LLC

By:  /s/ Leo Zerilli

Name:  Leo Zerilli

Title:     Senior Vice President

APPENDIX A

ADVISORY FEE SCHEDULES

The Adviser shall serve as investment adviser for each Fund of the Trust listed below.  The Trust will pay the Adviser, as full compensation for all services provided under this Agreement with respect to each Fund, the fee computed separately for such Fund at an annual rate as follows (the "Adviser Fee").

The term Aggregate Net Assets in the chart below includes the net assets of a Fund of the Trust.  It also includes with respect to certain Funds as indicated in the chart the net assets of one or more other portfolios, but in each case only for the period during which the subadviser for the Fund also serves as the subadviser for the other portfolio(s) and only with respect to the net assets of such other portfolio(s) that are managed by the subadviser.

For purposes of determining Aggregate Net Assets and calculating the Adviser Fee, the net assets of the Fund and each other fund of the Trust are determined as of the close of business on the previous business day of the Trust, and the net assets of each portfolio of each other fund are determined as of the close of business on the previous business day of that fund.

The Adviser Fee for a Fund shall be based on the applicable annual fee rate for the Fund which for each day shall be equal to (i) the sum of the amounts determined by applying the annual percentage rates in the table to the applicable portions of Aggregate Net Assets divided by (ii) Aggregate Net Assets (the “Applicable Annual Fee Rate”). The Adviser Fee for each Fund shall be accrued and paid daily to the Adviser for each calendar day.  The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Fee Rate, and multiplying this product by the net assets of the Fund.  Fees shall be paid either by wire transfer or check, as directed by the Adviser.

If, with respect to any Fund, this Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Fee Rate changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date of such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.

Advisory Fee Schedules

Funds of Funds

The Adviser shall serve as investment adviser for each Portfolio listed below (each a “Fund of Funds”).

Alternative Asset Allocation Fund

Certain Definitions:

                “Affiliated Fund Assets” means the net assets or  Aggregate Net Assets (as applicable) of a Fund of Funds that are invested in Affiliated Funds.

“Affiliated Funds” are any fund of John Hancock Trust (“JHVIT”), John Hancock Funds II (“JHF II”) or John Hancock Funds III (“JHF III”), excluding the following funds of JHVIT: the Money Market Trust B, 500 Index Trust B, International Equity Index Trust B and Total Bond Market Trust B.

                “Aggregate Net Assets” of a Fund of Funds means the net assets of the Fund of Funds and the net assets of one or more other Funds of JHVIT, JHF II or JHF III, but only with respect to and for so long as such other Fund of Funds is managed by the same subadviser as the Fund of Funds.

“Other Assets” means the net assets or  Aggregate Net Assets, as applicable, of a Fund of Funds that are not invested in Affiliated Funds.

Adviser Fee:

The Trust will pay the Adviser, as full compensation for all services provided under this Agreement with respect to each Fund of Funds, a fee computed separately for each Fund of Funds as follows (the “Adviser Fee”).

                The Adviser Fee for each Fund of Funds has two components: (a) a fee on Affiliated Fund Assets; and (b) a fee on Other Assets.  Each such fee shall be accrued and paid daily to the Adviser for each calendar day.  The daily Adviser Fee for each Fund of Funds shall be the sum of the daily fee on Affiliated Fund Assets and the daily fee on Other Assets.  Fees shall be paid either by wire transfer or check, as directed by the Adviser.

                                (a)  Fee on Affiliated Fund Assets.  The fee on Affiliated Fund Assets is stated as an annual percentage of the current value of either  the net assets or  the Aggregate Net Assets (as applicable) of the Fund of Funds, in each case determined in accordance with the fee schedule set forth below for the Fund of Funds, and that percentage rate (the “Applicable Annual Affiliated Funds Fee Rate”) is applied to the Affiliated Fund Assets of the Fund of Funds.  For each day, the Applicable Annual Affiliated Funds Fee Rate for the Fund of Funds shall be equal to (i) the sum of the amounts determined by applying the annual percentage rates for Affiliated Fund Assets in the fee schedule to the applicable portions of the net assets or  Aggregate Net Assets of the Fund of Funds divided by (ii) the net assets or  Aggregate Net Assets, as applicable, of the Fund of Funds.  The daily fee accrual on Affiliated Fund Assets will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Affiliated Funds Fee Rate, and multiplying this product by the Affiliated Fund Assets of the Fund of Funds.

                                (b)  Fee on Other Assets. The fee on Other Assets is stated as an annual percentage of the current value of either  the net assets or  the Aggregate Net Assets (as applicable) of the Fund of Funds, in each case determined in accordance with the fee schedule set forth below for the Fund of Funds, and that percentage rate (the “Applicable Annual Other Assets Fee Rate”) is applied to the Other Assets of the Fund of Funds.  For each day, the Applicable Annual Other Assets Fee Rate for the Fund of Funds shall be equal to (i) the sum of the amounts determined by applying the annual percentage rates for Other Assets in the fee schedule to the applicable portions of the net assets or  Aggregate Net Assets of the Fund of Funds, divided by (ii) the net assets or  Aggregate Net

Assets, as applicable, of the Fund of Funds.  The daily fee accrual on Other Assets will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Other Assets Fee Rate, and multiplying this product by the Other Assets of the Fund of Funds.

Net assets, Aggregate Net Assets, Affiliated Fund Assets and Other Assets with respect to a Fund of Funds shall be determined as of the close of business on the previous business day of JHVIT for JHVIT Funds, as of the close of business on the previous business day of JHF II for JHF II Funds and as of the close of business on the previous business day of JHF III for JHF III Funds.

If, with respect to any Fund of Funds, this Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Affiliated Funds Fee Rate or the Applicable Annual Other Assets Fee Rate changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.

Fee Schedules:

Alternative Asset Allocation Fund

	Rates Applied to net assets of the Fund of Funds
Fund of Funds	Affiliated Fund Assets			Other Assets
	First $500 million	Next $500 million	Excess Over $1 billion	First $500 million	Next $500 million	Excess Over $1 billion
Alternative Asset Allocation Fund	0.150%	0.125%	0.100%	0.600%	0.575%	0.550%